PACIFIC ALLIANCE CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

AS OF DECEMBER 31, 2008

ASSETS	"STAR"	"PALC"	Adjustments		Pro Forma
Cash	$ 267,687	$ 143			$ 267,830
Accounts receivable, net	1,736,920	-			1,736,920
Other receivable	102,459	-			102,459
Marketable securities	76,353	-			76,353
Prepaid expenses	127,529	-			127,529
Deferred tax asset - current portion	171,827	-			171,827
Inventory	16,150	-			16,150
Total current assets	2,498,925	143			2,499,068

Property and equipment, net	9,457,104	-	4,236,912	[1]	13,694,016
Deferred tax asset, net of current portion	687,307	-			687,307
Other investment	131,786	-			131,786
Cash value of life insurance	59,369	-			59,369

TOTAL ASSETS	$ 12,834,491	$ 143			$ 17,071,546

LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable	$ 528,495	$ -			$ 528,495
Accrued expenses and other current liabilities	50,925	157,949			208,874
Tax liabilities	-	351,707			351,707
Deferred income tax liability, current portion	277,062				277,062
Short-term notes payable	3,906,457	137,100			4,043,557
Capital lese obligations, current portiion	161,851				161,851
Notes payable to related parties	430,530	469,045			899,575
Total current liabilities	5,355,320	1,115,801			6,471,121

Deferred income tax liability, net of current portion	1,108,248	-			1,108,248
Capital lease obligations, net of current portion	818,224	-			818,224
Long-term debt	5,289,611	-			5,289,611
Total liabilities	12,571,403	1,115,801			13,687,204

Common Stock	5,000	37,250	15,000	[1]	16,862
			(5,000)	[2]
			(35,388)	[3]
Paid-in Capital	411,687	3,448,486	4,485,000	[1]	7,968,874
			(411,687)	[2]
			35,388	[3]
Other comprehensive loss	(67,925)		67,925	[1]	-
Accumulated deficit	(85,674)	(4,601,394)	85,674	[2]	(4,601,394)
Total stockholders' equity	263,088	(1,115,658)			3,384,342

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 12,834,491	$ 143			$ 17,071,546

See notes to pro forma condensed consolidated financial statements (unaudited)

PACIFIC ALLIANCE CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

For the year ended December 31, 2008

	"STAR"	"PALC"	Adjustments	Pro Forma

Sales	$ 19,929,673	$ -		$ 19,929,673

Cost and expenses:
Cost of sales	15,587,661	-		15,587,661
Selling, general and administrative	6,328,671	166,682		6,495,353
	21,916,332	166,682		22,083,014

Operating loss	(1,986,659)	(166,682)		(2,153,341)

Other income (expenses)	(397,845)	(71,110)		(468,955)

Loss before income taxes	(2,384,504)	(237,792)		(2,622,296)

Income taxes	(854,132)	-		(854,132)

Net loss	$ 1,530,372)	$(237,792)		$ (1,768,164)

Net loss per share-basic and diluted	$ (306.07)	$ (0.13)		$ (0.10)

Weighted average number of shares	5,000	1,847,055	[4]	16,847,055

See notes to pro forma condensed consolidated financial statements (unaudited)

PACIFIC ALLIANCE CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the year ended December 31, 2008

NOTE 1 – BASIS OF PRESENTATION

On October 1, 2009, Pacific Alliance Corporation (“PALC” or “Pacific”) entered into an Agreement and Plan of Merger (“Agreement”) to acquire all the issued and outstanding common stocks of Star Leasing, Inc. (“STAR” or “Star Leasing”, a privately-held freight service company). Under the terms of the Agreement, the sole shareholder of Star Leasing received, in aggregate, 15,000,000 shares of PALC common stock. The net assets, including identifiable tangible and intangible assets and liabilities, including interest bearing debt of Star Leasing assumed by Pacific as of the closing date, were recorded at their respective fair values.

The purchase consideration for the Star Leasing was approximately $4.5 million, which consisted of the fair value of 15 million shares of PALC common stock issued to Star Leasing’s sole stockholder, was determined using a per share price of $0.30, which reflects the average closing price of the Company’s common stock on date of Agreement.

The accompanying condensed consolidated financial statements illustrate the effect of PALC acquisition ("Pro Forma") of Star Leasing. The condensed consolidated balance sheet as of December 31, 2008 is based on the historical balance sheets of Star Leasing and PALC as of that date and assumes the acquisition took place on that date. The condensed consolidated statements of operations for the year then ended are based on the historical statements of operations of Star Leasing and PALC for those periods. The pro forma condensed consolidated statements of operations assume the acquisition took place on January 1, 2008.

The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the notes thereto and with the historical financial statements of PALC as filed in its annual report on Form 10-KSB for the year ended December 31, 2008 and with the historical financial statements of Star Leasing included in the 8-K report. The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of the Company's financial position that would have been achieved had the acquisition been consummated at December 31, 2008.

NOTE 2 – PRO FORMA ADJUSTMENTS

The pro forma adjustments to the unaudited condensed consolidated balance sheet are as follows:

[1] To reflect the acquisition of Star Leasing equal to the fair value of PALC's common stock:

Issuance of 15,000,000 shares of Pacific Stock at fair value	$4,500,000
Net assets acquired	(263,088)
Fair value fixed assets adjustment	(4,236,912)
Cost in excess of net assets acquired	$ -

NOTE 2 – PRO FORMA ADJUSTMENTS (CONTINUED)

The allocation of the purchase price, is as follows:

Net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$ 267,687
Accounts and other receivable	1,839,379
Marketable securities	76,353
Prepaid expenses and other current assets	299,356
Inventory	16,150
Property and equipment	13,694,016
Other long-term assets	878,462
Accounts payable	(528,495)
Other current and long-term liabilities	(1,436,235)
Debt assumed	(10,606,673)
Total consideration	$4,500,000

[2] To reflect the elimination of STAR’s equity

[3] To retroactively reflect the reverse stock split of 1 for 20 on December 23, 2009.

The pro forma adjustments to the condensed consolidated statements of operations are as follows:

[4] To retroactively reflect the reverse stock split of 1 for 20 on December 23, 2009.

NOTE 3 - PRO FORMA NET LOSS PER COMMON SHARE

The unaudited pro forma basic and diluted net loss per share are based on the weighted average number of shares of Pacific common stock outstanding during each period and the number of shares of Pacific common stock to be issued in connection with the acquisition of Star Leasing.